Exhibit 5.1

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. - SUITE 5200
ATLANTA, GEORGIA  30308-2216
www.troutmansanders.com
TELEPHONE:  404-885-3000
FACSIMILE: 404-885-3900

August 10, 2005

CompuCredit Corporation
245 Perimeter Center Parkway
Suite 600
Atlanta, Georgia  30346

Ladies and Gentlemen:

We have acted as your special counsel in connection with the filing by CompuCredit Corporation, a Georgia corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-3 under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale of up to 2,400,000 shares (the “Shares”) of common stock, no par value (the “Common Stock”) of the Company which are potentially issuable upon the exercise of the Warrant held by Merrill Lynch Mortgage Capital Inc.  This opinion is being provided at your request for inclusion in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

Based upon the foregoing examination, we are of the opinion that to the extent the Shares are issued pursuant to the exercise of the Warrant, the Shares will be validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to the Georgia Business Corporation Code.  We are not opining as to any laws other than the laws of the State of Georgia (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.  This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein.  This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Troutman Sanders LLP